Exhibit 10(f)(iii)

Liz Claiborne, Inc.

Outside Directors’ Deferral Plan

1.	General

1.1  Purpose. The Liz Claiborne, Inc. Outside Directors’ Deferral Plan (the “Plan”) is an amendment and restatement of the Liz Claiborne, Inc. 1991 Outside Directors’ Stock Ownership Plan, deleting the provisions for equity grants and amending the deferral provisions to the extent necessary to avoid the imposition of tax under section 409A of the Internal revenue Code of 1986, as amended (the “Code”). The purpose of the Plan is to provide those directors of Liz Claiborne, Inc. (the “Company”) who are not employees of the Company an opportunity to defer part or all of their director fees and any awards of common stock made pursuant to the Company’s equity incentive plans and arrangements (“Common Stock Awards”).

1.2  Administration. The Plan shall be administered by the Board or, in the discretion of the Board, by a committee comprised of the members of the Board who are not Outside Directors (the “Committee”). The determination of the Board or the Committee, as the case may be, on all matters relating to the Plan shall be final, binding and conclusive.

1.3  Persons Eligible for Awards. Only Outside Directors shall be eligible to participate in this Plan. As of any applicable date, an Outside Director is a person who is a member of the Board and is not an employee of the Company or any subsidiary thereof.

1.4  Fair Market Value. For all purposes hereunder, the Fair Market Value of a share of the Company’s common stock (“Common Stock”) on any date shall be the closing price of a share of Common Stock on the New York Stock Exchange on the last preceding day for which such a closing price was reported.

1.5  Payment in Common Stock. To the extent that any distributions under the plan are made in Common Stock pursuant to Section 2.4(a) hereof, such shares shall be distributed pursuant to an equity compensation plan established by the Company.

2.	Deferral of Fees and Common Stock Awards

2.1  Election to Defer.

(a)  Prior to the beginning of any calendar year, each Outside Director (or any individual who is expected to become an Outside Director during such year) may elect to defer receipt of all or any part of the retainer fees and meeting fees (collectively, “Director Fees”) that would otherwise become payable to him during such calendar year and succeeding calendar years and of the Common Stock Awards that are awarded to him during such calendar year and succeeding calendar years. An individual who becomes an Outside Director during a calendar year without having previously been an employee of the Company may, prior to the commencement of his term as director, make the election described in the preceding sentence, applicable for the remainder of such calendar year and for succeeding calendar years.

(b)  The Distribution Date on which payment of amounts deferred pursuant to an election hereunder (including imputed income) shall be made or commenced shall be the January 1 following termination of the Outside Director’s membership on the Board, unless an alternative date is specified at the time of such election. Such alternative date may be any month end that is at least three years subsequent to the date of the election.

(c)  Each deferral election shall specify the method by which payment is to be made of all amounts deferred pursuant to such election (including imputed income). Such method shall be either a lump-sum payment or annual installments (not to exceed 10), as set forth in Section 2.4. If Director Fees otherwise payable in cash are deferred, the deferral election shall specify whether the deferred amounts shall be deemed invested in shares of Common Stock or shall be credited with interest, as set forth in Section 2.3.

(d)  Each deferral election shall be made by written notice in accordance with rules established by the Company, and shall remain in effect until terminated by written notice. A notice of termination shall be effective as of December 31 in the year in which such notice is given, and shall apply only with respect to Director Fees becoming payable and Common Stock Awards awarded thereafter. An Outside Director who terminates a deferral election may make a new election pursuant to Section 2.1(a) effective for future calendar years.

2.2  Deferral Accounts.

(a)  All amounts deferred under Section 2.1 shall be credited to a bookkeeping account maintained by the Company in the name of the Outside Director (the “Deferral Account”), which shall have two subaccounts, called the “Cash Subaccount” and “Company Stock Subaccount.” Deferred Director Fees which would otherwise be payable for attending a meeting of the Board or of a committee thereof shall be credited to the Deferral Account as of the day of such meeting; Director Fees which would otherwise be payable as a retainer shall be credited to the Deferral Account as of the day on which they would otherwise be payable. A deferred Common Stock Award shall be credited as of the day on which it would otherwise be payable.

(b)  Deferred Director Fees otherwise payable in cash shall be credited to the Cash Subaccount unless the Outside Director elects otherwise pursuant to Section 2.1(c), in which case the deferred amount shall be credited to the Company Stock Subaccount as a number of phantom shares (including any fractional share) of Common Stock equal to the quotient of (i) such amount divided by (ii) the Fair Market Value of a share of Common Stock on the date such amount is credited. Deferred Common Stock Awards and deferred Director Fees otherwise payable in Common Stock shall be credited to the Company Stock Subaccount as an equal number of phantom shares of Common Stock.

2.3  Imputed Income on Deferral Accounts.

(a)  The balance standing credited to each Cash Subaccount as of the last business day of each month shall be increased by an amount reflecting interest on such balance for such month calculated using one-twelfth of the then applicable Plan Interest Rate. The Plan Interest Rate applicable during any year shall be a rate one percentage point in excess of the highest prime rate (or base rate) reported for the first business day of such year in the money rates column or section of The Wall Street Journal as the rate in effect for corporate loans at large U.S. money center commercial banks (whether or not such rate has actually been charged by any such bank) as of such date. In the event The Wall Street Journal ceases publication of such a prime rate, the prime rate (or base rate) announced for the applicable date by Citibank, N.A. in New York City (whether or not such rate has actually been charged by such bank) shall be used.

(b)  Whenever a cash dividend is paid on Common Stock, each Company Stock Subaccount shall be credited as of the payment date with a number of phantom shares (including any fractional share) equal to the quotient of (i) an amount equal to the cash dividend payable on a number of shares of Common Stock equal to the number of phantom shares (excluding any fractional share) standing credited to such Subaccount at the record date divided by (ii) the Fair Market Value on such payment date. In the event of a stock dividend or distribution, stock split, recapitalization or the like, each Company Stock Subaccount shall be credited as of the payment date with a number of phantom shares (including any fractional share) equal to the number of shares (including any fractional share) of Company Stock payable in respect of shares of Company Stock equal in number to the number of phantom shares (excluding any fractional share) standing credited to such Subaccount at the record date.

2.4  Distribution.

(a)  On or within 30 days after each Distribution Date, the Company shall pay (or commence installment payment of) the amount standing credited to the Outside Director’s Deferral Account as the result of all deferrals for which such Distribution Date is applicable. All future installments shall be paid on the anniversary of the payment of the first installments. Distributions from the Cash Subaccount shall be made in cash. Distributions from the Company Stock Subaccount shall be made in shares of Common Stock equal in number to the number of phantom shares to be distributed, with a cash payment for any fractional shares. If the Outside Director has elected installment payments pursuant to Section 2.1(c), each annual installment payment shall be an amount equal to the balance standing credited to the Deferral Account as of the payment date divided by the number of installments

(including the one then due) remaining to be paid. Amounts standing credited to a Deferral Account during the period in which installments are paid shall be adjusted to reflect the crediting of income in accordance with Section 2.3.

(b)  In the event of an Outside Director’s death while serving as a member of the Board, or after termination of service but while receiving installment payments, the entire amount standing credited to his or her Deferral Account shall be paid within 30 days following such death, in the manner set forth in Section 2.4(d)(ii).

(c)  Notwithstanding any other provision of this Plan, phantom shares credited to an Outside Director’s Company Stock Subaccount on the date of a Change in Control shall be converted to cash and credited to the Outside Director’s Cash Subaccount. Such conversion shall be made using the highest Fair Market Value during the period extending ten business days before and ten business days after the Change in Control.

(d)  Payments hereunder shall be made to the Outside Director except that:

(i)  in the event that the Outside Director shall be determined by a court of competent jurisdiction to be incapable of managing his or her financial affairs, and if the Company has actual notice of such determination, payment shall be made to the Outside Director’s personal representative(s); and

(ii)  in the event of the Outside Director’s death, payment shall be made to the last beneficiary designated by the Outside Director for purposes of receiving such payment in such event in a written notice delivered to the Company; provided, that if such beneficiary has not survived the Outside Director, or no valid beneficiary designation is in effect, payment shall instead be made to the Outside Director’s estate.

2.5  Statements. The Company shall provide an annual statement to each Outside Director showing such information as is appropriate, including the aggregate amount standing credited to the Deferral Account, as of a reasonably current date.

2.6  Unfunded Status ..  The Company’s obligation to make payments from a Deferral Account shall be a general obligation of the Company and such payments shall be made from the Company’s general assets. An Outside Director shall be a general unsecured creditor of the Company, and the creation of a Deferral Account shall not create or be construed to create a trust or fiduciary relationship of any kind between the Company and the Outside Director, his or her designated beneficiary or any other person, or a security interest of any kind in any property of the Company in favor of the Outside Director or any other person. Deferral arrangements created hereunder are intended to be unfunded and no trust, security, escrow, or similar account shall be required to be established for the purposes of payment hereunder. However, the Company may in its discretion establish a “rabbi trust” (or other arrangement having equivalent taxation characteristics under the Internal Revenue Code or applicable regulations or rulings) to hold assets, subject to the claims of the Company’s creditors in the event of insolvency, for the purpose of making payments hereunder. If the Company establishes such a trust, amounts paid therefrom shall discharge the obligations of the Company hereunder to the extent of the payments so made.

3.	Miscellaneous

3.1  Nonalienation. An Outside Director’s interest in his or her Deferral Account shall not be assignable or transferable in any manner.

3.2  Limitation of Rights. This Plan shall not be construed to confer on any Outside Director any right to be or remain a member of the Board or to receive any, or any particular rate of, director’s fees.

3.3  Withholding. The Company shall deduct from any distribution hereunder any amounts required, in the opinion of the Company, for federal, state or local withholding tax purposes.

3.4  Amendment of the Plan. The Board may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that no amendment that materially impairs the rights or materially increases the obligations of an Outside Director hereunder shall be made except with the consent of the Outside Director (or the Outside Director’s successor hereunder).

3.5  Section Headings. The section headings contained herein are for purposes of convenience only and are not intended to define or limit the contents of the sections.

3.6  Effective Date and Term of Plan. The Plan was initially adopted by the Board on November 21, 1991 as the Liz Claiborne, Inc. 1991 Outside Directors’ Stock Ownership Plan, and was amended and restated as of March 22, 1996. The Board amended and restated the Plan, and renamed the Plan the Liz Claiborne, Inc. Outside Directors’ Deferral Plan, effective as January 24, 2006. The Plan, as amended and restated, shall remain in effect until terminated by action of the Board.

3.7  Governing Law. All rights and obligations under the Plan shall be construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws.